EXHIBIT 4.3





             AMENDMENT NO. 1 TO INFORETECH WIRELESS TECHNOLOGY, INC.
                          2001 STOCK COMPENSATION PLAN





The Inforetech Wireless Technology, Inc. 2001 Stock Compensation Plan (the "Plan") is hereby amended as follows:

     1. Increase in Stock Subject to Plan. Paragraph 4 of the Plan is hereby amended to increase the maximum number of Shares that may be issued or transferred pursuant to the Plan from 6,500,000 Shares to 20,000,000 Shares.


     2. Termination. Paragraph 8 of the Plan is hereby amended to provide that the Plan shall terminate on the day preceding the second anniversary of its effective date.

In all other respects the Plan remains in full force and effect.







DATED: August 19, 2002               INFORETECH WIRELESS TECHNOLOGY, INC.



                             By: /s/ Robert C. Silzer, Sr.
                                     ------------------------
                                     Robert C. Silzer, Sr.
                                     Chief Executive Officer and Sole Director